Exhibit 99.1

News Release

Wabtec Shareholders Approve Company Proposals at Annual Meeting

WILMERDING, PA, May 17, 2019 – Wabtec (NYSE: WAB) shareholders today elected two directors and approved other company proposals at its annual meeting in Pittsburgh. Directors elected were: William E. Kassling and Albert J. Neupaver.

In addition, shareholders ratified the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the 2019 fiscal year, and approved proposals relating to executive and Board compensation.

About Wabtec Corporation
Wabtec Corporation is a leading global provider of equipment, systems, digital solutions and value-added services for freight and transit rail. Drawing on nearly four centuries of collective experience across Wabtec, GE Transportation and Faiveley Transport, the company has unmatched digital expertise, technological innovation, and world-class manufacturing and services, enabling the digital-rail-and-transit ecosystems. Wabtec is focused on performance that drives progress, creating transportation solutions that move and improve the world. The freight portfolio features a comprehensive line of locomotives, software applications and a broad selection of mission-critical controls systems, including Positive Train Control (PTC). The transit portfolio provides highly-engineered systems and services to virtually every major rail transit system around the world, supplying an integrated series of components for buses and all train-related market segments that deliver safety, efficiency and passenger comfort. Along with its industry-leading portfolio of products and solutions for the rail and transit industries, Wabtec is a leader in mining, marine and industrial solutions. Wabtec has approximately 27,000 employees in facilities throughout the world. Visit the company’s new website at: www.WabtecCorp.com.

Wabtec Media Contact
Deia Campanelli / Deia.Campanelli@Wabtec.com / 773-297-0482

Wabtec Investor Contacts
Tim Wesley / Twesley@Wabtec.com / 412-825-1543
Kristine Kubacki, CFA / Kristine.Kubacki@wabtec.com / 412-450-2033